As filed with the Securities and Exchange Commission on August 20, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	46-0967367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
(Address of principal executive offices, including zip code)

WESTERN MIDSTREAM PARTNERS, LP 2021 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Christopher B. Dial
Senior Vice President, General Counsel and Secretary
9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
(832) 636-1009
(Name, address and telephone number of agent for service)

copies to:
Jon W. Daly
Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
(713) 495-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Western Midstream Partners, LP 2021 Long Term Incentive Plan	Common units representing limited partner interests	11,875,000	$19.17	$227,643,750	$24,835.93

(1)
This Registration Statement (as defined below) registers an aggregate of 11,875,000 common units representing limited partner interests (“Common Units”) of Western Midstream Partners, LP, a Delaware limited partnership (the “Registrant”), which Common Units consist of: (a) 9,500,000 Common Units that may be delivered with respect to awards under the Western Midstream Partners, LP 2021 Long Term Incentive Plan (the “Plan”), and (b) 2,375,000 Common Units that may become available for future awards under the Plan pursuant to the unit recycling provisions of the Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional Common Units that may become issuable pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)
The proposed maximum offering price per unit and proposed maximum aggregate offering price have been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the Common Units as reported on the New York Stock Exchange on August 18, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of the Registrant (the “General Partner”), will provide participants in the Western Midstream Partners, LP 2021 Long Term Incentive Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents that were previously filed with the Commission:

(a).	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 001-35753), filed with the Commission on February 26, 2021;
(b).
The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (File No. 001-35753), filed with the Commission on May 10, 2021 and August 9, 2021, respectively;

(c).	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 22, 2021 and March 25, 2021; and
(d).
The description of the Registrant’s Common Units contained in the Registrant’s Registration Statement on Form 8-A, originally filed with the Commission on December 5, 2012, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The Registrant’s partnership agreement provides that the Registrant will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless the General Partner, any Departing General Partner (as defined therein), any person who is or was an affiliate of the General Partner or any Departing General Partner, any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any Group Member (as defined therein), the General Partner, any Departing General Partner or any affiliate of any Group Member, the General Partner or any Departing General Partner, or any person who is or was serving at the request of the General Partner or any Departing General Partner, or any affiliate of the General Partner or any Departing General Partner, as an officer, director, member, manager, partner, fiduciary or trustee of another person, or any person that the General Partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in appearing at, participating in or defending against any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification pursuant to the partnership agreement, that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be ultimately determined that the Partnership Indemnitee is not entitled to be indemnified as authorized by the Partnership Agreement. Any indemnification under these provisions will be only out of the assets of the Registrant.
The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner may determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the provisions described in the paragraph above. The General Partner has purchased insurance covering its officers and directors against liabilities that may be asserted and expenses that may be incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Western Gas Equity Partners, LP (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Western Gas Equity Partners, LP filed on November 5, 2012, File No. 333-184763).

4.2
Certificate of Amendment to Certificate of Limited Partnership of Western Gas Equity Partners, LP, effective as of February 28, 2019 (incorporated by reference to Exhibit 3.1 to Western Midstream Partners, LP’s Current Report on Form 8-K filed on February 28, 2019, File No. 001-35753).

4.3
Second Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, dated as of December 31, 2019 (incorporated by reference to Exhibit 3.1 to Western Midstream Partners, LP’s Current Report on Form 8-K filed on January 6, 2020, File No. 001-35753).

4.4
Certificate of Formation of Western Gas Equity Holdings, LLC (incorporated by reference to Exhibit 3.3 to Western Gas Equity Partners, LP’s Registration Statement on Form S-1 filed on November 5, 2012, File No. 333-184763).

4.5
Certificate of Amendment to Certificate of Formation of Western Gas Equity Holdings, LLC, effective as of February 28, 2019 (incorporated by reference to Exhibit 3.2 to Western Midstream Partners, LP’s Current Report on Form 8-K filed on February 28, 2019, File No. 001-35753).

4.6
Second Amended and Restated Limited Liability Company Agreement of Western Midstream Holdings, LLC, dated as of February 28, 2019 (incorporated by reference to Exhibit 3.7 to Western Midstream Partners, LP’s Current Report on Form 8-K filed on February 28, 2019, File No. 001-35753).

4.7
Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Western Midstream Holdings, LLC, dated February 28, 2019 (incorporated by reference to Exhibit 3.1 to Western Midstream Partners, LP’s Current Report on Form 8-K filed on March 26, 2019, File No. 001-35753).

4.8
Western Midstream Partners, LP 2021 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Western Midstream Partners, LP’s Quarterly Report on Form 10-Q filed on August 9, 2021, File No. 001-35753).

5.1*	Opinion of Sidley Austin LLP as to the legality of the securities being registered.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Sidley Austin LLP (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page hereof).
*    Filed herewith.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on August 20, 2021.

Western Midstream Partners, LP

By:	Western Midstream Holdings, LLC, its general partner

By:	/s/ Michael P. Ure
Michael P. Ure
President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Michael P. Ure and Christopher B. Dial, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents or any of them, or their substitute or substitutes, each acting alone, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 20, 2021.

Signature	Title (Position with Western Midstream Holdings, LLC)

/s/ Glenn Vangolen	Chairman
Glenn Vangolen

/s/ Michael P. Ure	President, Chief Executive Officer, Chief Financial Officer and Director
Michael P. Ure	(Principal Executive Officer and Principal Financial Officer)

/s/ Catherine A. Green	Senior Vice President and Chief Accounting Officer
Catherine A. Green	(Principal Accounting Officer)

/s/ Peter J. Bennett	Director
Peter J. Bennett

/s/ Oscar K. Brown	Director
Oscar K. Brown

/s/ Nicole E. Clark	Director
Nicole E. Clark

/s/ Kenneth F. Owen	Director
Kenneth F. Owen

/s/ David J. Schulte	Director
David J. Schulte

/s/ Lisa A. Stewart	Director
Lisa A. Stewart